Exhibit 10.7
CHEVRON CORPORATION
ESIP RESTORATION PLAN
(Amended and Restated as of January 1, 2009)

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

CHEVRON CORPORATION
ESIP RESTORATION PLAN
(Amended and Restated as of January 1, 2009)
SECTION I. INTRODUCTION.
     (a) The ChevronTexaco Corporation ESIP Restoration Plan (the “ESIP-RP”) was established effective July 1, 2002 as a spin out of a portion of the liabilities of the Chevron Corporation Excess Benefit Plan (the “Excess Plan”). The ESIP-RP provides additional retirement benefits to those provided under the Chevron Employee Savings Investment Plan (the “ESIP”) (prior to January 1, 2006, the ESIP was named the ChevronTexaco Employee Savings Investment Plan). In addition, the ESIP-RP also provided additional retirement benefits to those provided under the Unocal Savings Plan (the “USP”), effective January 1, 2006 through the effective date of the USP’s merger with the ESIP.
     (b) Effective July 1, 2006, the ESIP-RP was amended and restated to incorporate certain ESIP-RP changes which occurred subsequent to July 1, 2002, and to rename the ESIP-RP the Chevron Corporation ESIP Restoration Plan. From July 1, 2002 through December 31, 2005, this ESIP-RP provided additional retirement benefits to those provided under the ESIP because the ESIP’s benefits are subject to limitations on contributions imposed by sections 401(a)(17) or 415 of the Code and because the ESIP’s definition of Regular Earnings did not include salary deferrals under the Chevron Corporation Deferred Compensation Plan for Management Employees (together with the Chevron Corporation Deferred Compensation Plan for Management Employees II, the “Deferred Compensation Plan”). Prior to January 1, 2006, Participants received credits under this ESIP-RP without regard to whether the Participant deferred any amount to the Deferred Compensation Plan or the ESIP.
     (c) On August 10, 2005, the Corporation acquired Unocal Corporation and later became the sponsor of the USP. Effective January 1, 2006, the ESIP-RP also provides benefits to certain members of the USP as described below.
     (d) Effective January 1, 2006, amounts allocated to this ESIP-RP are limited to Participants (including Members of the ESIP and USP) whose compensation exceeds the limitation on compensation that may be taken into account with respect to a qualified retirement plan that is imposed by section 401(a)(17) of the Code (the “Section 401(a)(17) Limitation”) and who elect to defer two percent (2%) or more of their Regular Earnings over this limitation to the Deferred Compensation Plan.
     (e) In addition, the July 1, 2006 ESIP-RP restatement was intended to incorporate changes necessary to comply with section 409A of the Code, to grandfather the provisions of the ESIP-RP that were in effect as of December 31, 2004, and to adopt certain other transitional rules pursuant to guidance issued with respect to section 409A of the Code.

     (f) Effective January 1, 2009, the ESIP-RP was amended and restated in order to comply with the Internal Revenue Service’s final regulations under Section 409A. Because of certain changes to the ESIP’s definition of Regular Earnings effective on or after January 1, 2008, the ESIP-RP was also amended to continue to include salary deferrals under the Deferred Compensation Plan and exclude awards under the Chevron Incentive Plan (or successor plan) in the compensation used for purposes of this ESIP-RP.
     (g) The main text of this ESIP-RP shall govern the Plan Benefit attributable to amounts credited to a Participant’s Account (and earnings thereon) on or after January 1, 2005 except that Appendix B shall govern the distribution of such Plan Benefit of a Participant who incurs a Separation from Service between January 1, 2005 and December 31, 2008. Appendix A shall govern a Participant’s Grandfathered Amount.
SECTION II. DEFINITIONS.
     Except as provided below, capitalized terms used in the ESIP-RP shall have the same meaning as in the ESIP.
     (a) “Account” or “Accounts” means as to any Participant the separate account maintained in order to reflect his or her interest in the ESIP-RP.
     (b) “Beneficiary” means the person or persons entitled to receive a Participant’s remaining Plan Benefit in the event the Participant dies prior to receiving his or her entire Plan Benefit, as provided in Section VI.
     (c) “Benefit Protection Period” means the period commencing on the Benefit Protection Period Commencement Date and terminating two years after the date of a Change in Control.
     (d) “Benefit Protection Period Commencement Date” means the date six months prior to the public announcement of the proposed transaction which, when effected, is a Change in Control.
     (e) “Business in Competition” means any person, organization or enterprise which is engaged in or is about to be engaged in any line of business engaged in by the Corporation at such time.
     (f) “Change in Control” means a change in control of the Corporation as defined in Article VI of the Corporation’s By-Laws, as it may be amended from time-to-time.
     (g) “Chevron Stock” means the common stock of the Corporation.
     (h) “Code” means the Internal Revenue Code of 1986, as amended.
     (i) “Committee” means the Management Compensation Committee of the Board of Directors of the Corporation.

     (j) “Composite Transaction Report” means the New York Stock Exchange, Inc. Composite Transaction Report, or such other stock report as the Committee from time to time may designate.
     (k) “Corporation” means Chevron Corporation, a Delaware corporation, or any Successors or Assigns. Where the context shall permit, “Corporation” shall include the Subsidiaries of Chevron Corporation.
     (l) “Corporation Confidential Information” includes:
          (1) Information embodied in inventions, discoveries and improvements, whether patentable or unpatentable, including trade secrets;
          (2) Geological and geophysical data and analyses thereof, well information, discoveries, development initiatives, reserves, offshore bidding strategies, potential value of unleased offshore acreage, exploration and other business strategies and investment plans, business methods, current and planned technology, processes and practices relating to the existence of, exploration for, or the development of oil, gas, or other potentially valuable raw material, product, mineral or natural resource of any kind;
          (3) Confidential personnel or Human Resources data;
          (4) Customer lists, pricing, supplier lists, and Corporation processes;
          (5) Any other information having present or potential commercial value; and
          (6) Confidential information of any kind in possession of the Corporation, whether developed for or by the Corporation (including information developed by the Participant), received from a third party in confidence, or belonging to others and licensed or disclosed to the Corporation in confidence for use in any aspect of its business and without regard to whether it is designated or marked as such through use of such words as “classified,” “confidential” or “restricted”;
          Provided, however, that Corporation Confidential Information shall not include any information that is or becomes generally known through no wrongful act or omission of the Participant. However, information shall not fail to be Corporation Confidential Information solely because it is embraced by more general information available on a non-confidential basis.
     (m) “Deferred Compensation Plan” means the Chevron Corporation Deferred Compensation Plan for Management Employees or the Chevron Corporation Deferred Compensation Plan for Management Employees II, whichever is applicable.
     (n) “DCP” means the Chevron Corporation Deferred Compensation Plan for Management Employees II.
     (o) “DCP Salary Deferral” means a contribution of two percent (2%) or more of DCP Regular Earnings (as defined in the Rules governing the amounts deferred under the DCP) above the Section 401(a)(17) Limitation to the DCP.

     (p) “Document” means any devices, records, data, notes, reports, abstracts, proposals, lists, correspondence (including e-mails), specifications, drawings, blueprints, sketches, materials, equipment, reproductions of any kind made from or about such documents or information contained therein, recordings, or similar items.
     (q) “Employee” means an individual who is paid on the U.S. dollar Payroll of the Corporation, but shall not include an individual for any period in which he or she is:
          (1) Compensated for services by a person other than the Corporation and who, at any time and for any reason, is deemed to be an Employee;
          (2) Not on the Payroll of the Corporation and who, at any time and for any reason, is deemed to be an Employee;
          (3) A leased employee within the meaning of section 414(n) of the Code, or would be a leased employee but for the period-of-service requirement of section 414(n)(2)(B) of the Code, and who is providing services to the Corporation;
          (4) If, during any period, the Corporation has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be treated as an Employee for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period.
     (r) “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.
     (s) “ESIP” means the Chevron Corporation Employee Savings Investment Plan.
     (t) “ESIP-RP Regular Earnings” means “Regular Earnings” as defined in the ESIP:
          (1) Without regard to the Section 401(a)(17) Limitation;
          (2) Not including any awards under the Chevron Incentive Plan of Chevron Corporation (or any successor plans); and
          (3) Including deferred amounts under a DCP Salary Deferral.
     (u) “ESIP-RP” means the Chevron Corporation ESIP Restoration Plan.
     (v) “ESIP Restoration Benefit” means the benefit described in Section IV.
     (w) “Excess Plan” means the Chevron Corporation Excess Benefit Plan as originally established effective January 1, 1976, amended thereafter from time to time, and effective July 1, 2002 reconstituted to form the Chevron Corporation Retirement Restoration Plan, the Chevron Corporation Supplemental Retirement Plan, and the ESIP-RP.

     (x) “Grandfathered Amount” means that portion, if any, of a Participant’s Plan Benefit which was credited to his or her Account as of December 31, 2004 (and earnings thereon).
     (y) “Misconduct” of a Participant means:
          (1) The Corporation has been required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Committee has determined in its sole discretion that the Participant:
               (A) Had knowledge of the material noncompliance or circumstances giving rise to such noncompliance and willfully failed to take reasonable steps to bring it to the attention of appropriate individuals within the Corporation; or
               (B) Knowingly engaged in practices which materially contributed to the circumstances that enabled such material noncompliance to occur;
          (2) A Participant commits an act of embezzlement, fraud or theft with respect to the property of the Corporation, materially violates the Corporation’s conflict of interest policy, or breaches his or her fiduciary duty to the Corporation;
          (3) A Participant, while still employed by the Corporation:
               (A) Willfully misappropriates or discloses to any person, firm or corporation any Corporation Confidential Information, unless the Participant is expressly authorized by the Corporation’s management to disclose such Corporation Confidential Information, pursuant to a written non-disclosure agreement that sufficiently protects it;
               (B) Directly or indirectly engages in, commences employment with, or materially renders services, advice or assistance to any Business in Competition with the Corporation other than on behalf of the Corporation;
               (C) Induces or attempts to induce, directly or indirectly, any of the Corporation’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for the Corporation, or to breach any contract with the Corporation, in order to work with or for, or enter into a contract with, the Participant or any third party other than when such action is taken on behalf of the Corporation;
          (4) A Participant willfully fails to promptly return all Documents and other tangible items belonging to the Corporation that are in his or her possession or control upon termination of employment, whether pursuant to retirement or otherwise;
          (5) A Participant willfully commits an act which, under applicable law, constitutes the misappropriation of a Corporation trade secret or otherwise violates the law of unfair competition with respect to the Corporation; including, but not limited to, unlawfully:
               (A) Using or disclosing Corporation Confidential Information; or

               (B) Soliciting (or contributing to the soliciting of) the Corporation’s customers, employees, representatives, or consultants to:
                    (i) Terminate, discontinue or cease working with or for the Corporation; or
                    (ii) To breach any contract with the Corporation, in order to work with or for, or enter into a contract with, the Participant or any third party;
          (6) A Participant willfully fails to inform any new employer of the Participant’s continuing obligation to maintain the confidentiality of the trade secrets and other Corporation Confidential Information obtained by the Participant during the term of his or her employment with the Corporation;
     The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth in subsections (1) through (6) above, and its determination shall be conclusive and binding on all interested persons.
     (z) “Participant” means a person who is eligible to participate in the ESIP-RP as provided in Section III. Notwithstanding the foregoing, an individual who is paid on a non-U.S. Payroll or on the Global Offshore Payroll is not an “Employee” for purposes of becoming a Participant under Section III.(1) or a “Participant” for purposes of receiving an allocation under Section IV.(a).
     (aa) “Payroll” means the system used by the Corporation to pay those individuals it regards as Corporation employees for their services and to withhold employment taxes from the compensation it pays to such employees. “Payroll” does not include any system the Corporation uses to pay individuals whom it does not regard as Corporation employees and for whom it does not actually withhold employment taxes (including, but not limited to, individuals it regards as independent contractors) for their services.
     (bb) “Plan Benefit” means the benefit described in Section IV.
     (cc) “Plan Year” means the calendar year.
     (dd) “Quarter” means a calendar quarter.
     (ee) “Section 401(a)(17) Limitation” means the limitation on the amount of annual compensation that may be taken into account pursuant to section 401(a)(17) of the Code.
     (ff) “Separation from Service” means “separation from service” with the Corporation within the meaning of section 409A of the Code
          (1) Whether such a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Corporation and employee reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty-six (36) months).
          (2) Notwithstanding the foregoing, the employment relationship is treated as continuing intact:
               (A) While the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence is substituted for such six (6)-month period.
               (B) Until the individual separates from service with the third-party, where the employee terminates employment with the Corporation due to a bona fide sale of substantial assets to such third-party and becomes employed by it in connection with such sale; provided that the Corporation or the Committee so designates within its sole discretion no later than the closing date of the sale.
     (gg) “Stock Units” means the Chevron stock equivalents credited to a Participant’s Account in accordance with Section IV.
     (hh) “Subsidiary” means any corporation or entity with respect to which the Corporation, one or more Subsidiaries, or the Corporation together with one or more Subsidiaries, owns not less than eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote, or not less than eighty percent (80%) of the total value of all shares of all classes of stock.
     (ii) “Successors and Assigns” means a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including the ESIP-RP) whether by operation of law or otherwise; including any corporation or other entity effectuating a Change in Control of the Corporation.
     (jj) “Unforeseeable Emergency”
          (1) Means a severe financial hardship to the Participant or his or her Beneficiary resulting from:
               (A) An illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in section 152(a) of the Code);

               (B) Loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or
               (C) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.
          (2) Notwithstanding Section II.(jj) (1); a hardship shall not constitute an Unforeseeable Emergency:
               (A) To the extent that it is, or may be, relieved by:
                    (i) Reimbursement or compensation, by insurance or otherwise;
                    (ii) Liquidation of the Participant’s or Beneficiary’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship (such assets shall include but not be limited to stock options, Common Stock, and Chevron Corporation Employee Savings Investment Plan balances); or
                    (iii) Cessation of deferrals under the plan.
               (B) If (among other events), it consists of payment of college tuition or purchasing a home.
SECTION III. ELIGIBILITY AND PARTICIPATION.
     Participation in the ESIP-RP shall be limited to individuals who: on January 1, 2009, or thereafter, meet the following requirements:
          (1) they
               (A) are Employees who are eligible to participate in the ESIP; and
               (B) make a DCP Salary Deferral; or
          (2) they have an undistributed accrued benefit under the ESIP-RP.
SECTION IV. PLAN BENEFITS.
     The Plan Benefit under the ESIP-RP consists of the ESIP Restoration Benefit. The ESIP Restoration Benefit is the lump sum value of a Participant’s Stock Units which are credited to a Participant’s Account. In addition to the Stock Units credited to a Participant’s Account as of December 31, 2008, Stock Units are credited to such Account as described below in Sections IV.(a) and are credited with earnings in accordance with Section IV.(b) below.
     (a) Allocation of Stock Units. A Participant who makes a DCP Salary Deferral for the calendar year shall receive an allocation of Stock Units equal to eight percent (8%) of that portion of the Participant’s ESIP-RP Regular Earnings that are not included in “Regular Earnings” under the ESIP.

     (b) Earnings. As of the payment date of a cash dividend paid with respect to shares of Chevron Stock, each Participant’s Account shall be credited with the number of Stock Units determined by multiplying the number of Stock Units in such Account on the day prior to the ex-dividend date by the per share amount of such dividend, and by dividing the resulting amount by the average share price obtained in connection with the reinvestment of the dividend in the Chevron stock fund within the ESIP.
SECTION V. DISTRIBUTION OF PLAN BENEFITS.
     Plan Benefits shall be distributed in cash in accordance with this Section V. Distributions shall only be made after a Participant incurs a Separation from Service.
     (a) Default Distribution Form. Unless the Participant has made a valid election to the contrary or except as provided in Section VI.(b), the Participant’s Plan Benefit shall be distributed in a lump sum in the first Quarter that is at least twelve (12) months after the date the Participant incurs a Separation from Service.
     (b) Distribution Election. A Participant is permitted to make an initial election regarding the timing and form of distribution of his or her Plan Benefit as follows:
          (1) Election Procedure. A Participant who is eligible to participate in the ESIP-RP on his or her first hire date and who completes a valid salary deferral election under the DCP within 30 days of such date may also elect his or her time and form of distribution under this ESIP-RP on or before the date that is 30 days after his or her first hire date. Any other Participant may elect his or her time and form of distribution no later than the later of December 31, 2006 and the last day of the calendar year in which the Participant first completes a valid salary deferral election under the DCP, or such earlier date as specified by the Committee. Such an election shall be made by filing the prescribed form with the Committee.
          (2) Time and Form of Distribution.
     A Participant may make a timely election to receive his or her Plan Benefit only in the following forms and times:
               (A) In a lump sum payable in the first Quarter or in the first January that is one or more whole years (as elected by the Participant) following the date the Participant incurs a Separation from Service; or
               (B) In ten (10) or fewer approximately equal annual installments, commencing in the first Quarter or in the first January that is one or more whole years (as elected by the Participant) following the date the Participant incurs a Separation from Service. Subsequent installments will be paid each January.
     (c) Valuation of Stock Units/Determination of Installment Payments. The amount of the cash payment pursuant to Section V.(a) or (b) attributable to any Account to which Stock

Units are credited shall be determined by dividing the number of such Stock Units credited to the Participant’s Account as of the first business day of the Quarter in which the distribution is made by the number of annual payments remaining to be made, and by converting the resulting number of Stock Units to a cash amount by multiplying such number of Stock Units by the average daily trade price for the Chevron stock fund within the ESIP as of the first business day of the Quarter which includes the date payment is made under the ESIP-RP.
     (d) Change of Distribution Form Election. The form and time of distribution (as determined pursuant to Section V.(a) or (b)) may be changed in accordance with the requirements of this Section V.(d) and such additional procedures as may be prescribed by the Committee in its sole discretion, subject to the following requirements:
          (1) Such an election shall only be valid if it is made at least twelve (12) months prior to the original payment date and postpones the commencement of such payment(s) to at least five (5) years after the date the original payment(s) were scheduled to commence. The new election can be a lump sum payment or ten or fewer installments payable or commencing in the first Quarter or the first January that is five or more whole years after the date the original payment(s) were scheduled to commence. All installment payments shall be made in cash and, after the first such installment, shall be paid in January; and
          (2) For purposes of this ESIP-RP, “payment date” means the date a lump sum is payable or the date the first of a series of installments is payable. Installment payments shall be considered to be one payment.
     (e) Acceleration of Payments. Except with respect to an Unforeseeable Emergency; a Participant may not elect to accelerate an irrevocable distribution of any portion of his or her Plan Benefit prior to the date it would otherwise be distributed; provided that an election change permitted under Section V.(d) shall not be considered to be an accelerated distribution solely because such change results in a change to the time and/or form of distribution.
     (f) Unforeseeable Emergency.
          (1) A Participant may request distribution of such portion of his or her Account to the extent reasonably necessary to satisfy an Unforeseeable Emergency (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).
          (2) Determinations of amounts reasonably necessary to satisfy the Unforeseeable Emergency will take into account any additional compensation that is available to the Participant to satisfy the Unforeseeable Emergency with the exception of benefits:
               (A) Under a pension plan qualified under section 401(a) of the Code (including any amount available as a plan loan); or
               (B) Available due to the Unforeseeable Emergency under another nonqualified deferred compensation plan within the meaning of section 409A of the Code (or would be such a nonqualified deferred compensation plan if it was not grandfathered under the effective date provisions of section 409A of the Code).

          (3) Notwithstanding Section V.(c), the date the Committee approves the request for such an Unforeseeable Emergency distribution shall be used for purposes of determining the number of Stock Units credited to a Participant’s Account, as well as the valuation of these Stock Units; provided, however, that any earnings credited under Section IV.(b) during the Quarter in which the Committee approves the request shall be deemed to be credited as of such date if necessary to satisfy the Unforeseeable Emergency.
     (g) Cashout Limit. Notwithstanding any other provision of this Section V., if a Participant’s Plan Benefit upon Separation from Service is less than $50,000 (not including the Participant’s Grandfathered Amount) as of the first business day of the first Quarter that is at least 12 months following the date the Participant incurs a Separation from Service, then such Plan Benefit shall be distributed in a lump sum during such Quarter.
SECTION VI. DEATH BENEFITS.
     (a) Beneficiary Designation. A Participant may designate, in the manner and on the form prescribed by the Committee, one or more Beneficiaries to receive payment of any Plan Benefit that is undistributed at the time of the Participant’s death. A Participant may change such designation at any time by filing the prescribed form in the manner established by the Committee. No Beneficiary designation shall be effective until it is filed in accordance with the procedures established by the Committee. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the Participant’s surviving spouse as Beneficiary if such spouse is then living or, if not, in equal shares to the then living children of the Participant as Beneficiaries or, if none, to the Participant’s estate as Beneficiary.
     (b) Time and Form of Death Benefit. If a Participant who has made a valid election as to the form and time of the payment of his or her Account dies, then the Beneficiary shall receive the payment(s) on the date(s) elected by the Participant and at the same time and in the same form as the Participant would have received such payment(s), except that the Beneficiary may request a distribution on account of an Unforeseeable Emergency as described in Section V.(f). If such a Participant has not made a valid election as to the time and form of his distribution, then payment shall be made in a lump sum on the date that is six months following the date of the Participant’s death.
SECTION VII. MISCELLANEOUS.
     (a) Forfeitures. Plan Benefits shall be fully vested at all times; provided, however, that, if a Participant engages in Misconduct the Committee (or its delegate) may determine that any balance in the Participant’s Account attributable to allocations to the ESIP-RP on or after June 29, 2005 and the date of the Participant’s Misconduct shall be forfeited.
     (b) Funding. The ESIP-RP shall be unfunded, and all Plan Benefits shall be paid only from the general assets of the Corporation.
     (c) Tax Withholding. All distributions shall be net of any applicable payroll deductions including, but not limited to, any federal, state or local income tax withholding. In addition, any withholding amount required under the Federal Insurance Contributions Act with respect to a Participant’s Plan Benefit prior to the date a distribution shall be paid through withholding from the Participant’s salary or other income from the Corporation; provided, however, that if such amounts are not withheld in this manner, then these withholdings shall be debited from the Participant’s Plan Benefit.
     (d) No Employment Rights. Nothing in the ESIP-RP shall be deemed to give any individual a right to remain in the employ of the Corporation nor affect the right of the Corporation to terminate any individual’s employment at any time and for any reason, which right is hereby reserved.
     (e) No Assignment of Property Rights. Except as may be required by applicable law, or as is described below relating to domestic relations orders, no Plan Benefit or property interest in this ESIP-RP may be assigned (either at law or in equity), alienated, anticipated or subject to attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Any act in violation of this Section VII.(e) shall be void. Notwithstanding the foregoing, the creation, assignment or recognition of a right to all or any portion of a Participant’s Plan Benefit hereunder pursuant to a domestic relations order (as defined in section 414(p)(1)(B) of the Code) that is valid under applicable state law and not preempted by ERISA shall not constitute a violation of this Section VII.(e).
     (f) Effect of Change in Capitalization on Participant’s Accounts. In the event of a stock split, stock dividend or other change in capitalization affecting Chevron Stock, an appropriate number of Stock Units shall be substituted for, or added to, each Stock Unit then credited on behalf of each Participant’s Account, and such substituted or added Stock Unit shall be subject to the same terms and conditions as the original Stock Unit.
     (g) Administration. The ESIP-RP shall be administered by the Committee. No member of the Committee shall become a Participant in the ESIP-RP. The Committee shall make such rules, interpretations and computations as it may deem appropriate. The Committee shall have sole discretion to interpret the terms of the ESIP-RP, make any factual findings, and make any decision with respect to the ESIP-RP, including (without limitation) any determination of eligibility to participate in the ESIP-RP, eligibility for a Plan Benefit, and the amount of such Plan Benefit. The Committee’s determinations shall be conclusive and binding on all persons. Subject to the requirements of applicable law, the Committee may designate other persons to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate in its sole discretion.
     (h) Amendment and Termination. The Corporation expects to continue the ESIP-RP indefinitely. Future conditions, however, cannot be foreseen. Subject to Section VIII., the Corporation shall have the authority to amend or to terminate the ESIP-RP at any time and for any reason, by action of its board of directors or by action of a committee or individual(s) acting pursuant to a valid delegation of authority. In the event of an amendment or termination of the ESIP-RP, the number of Stock Units credited to a Participant’s ESIP Restoration Account shall not be less than the number of Stock Units to which he or she would have been entitled to as of the date of such amendment or termination, as adjusted for subsequent cash dividends as described in Section IV.(b).

     (i) Effect of Reemployment. If any Participant who has incurred a Separation from Service is reemployed, such Participant shall continue to receive any amounts attributable to his or her previous employment according to his or her existing distribution schedule under the Excess Plan or this ESIP-RP, as applicable. The Plan Benefit of a reemployed Participant that is attributable to such additional service shall be allocated to a new Account. When the reemployed Participant subsequently incurs a Separation from Service, such new Account will be distributed in accordance with Section V. of this ESIP-RP without regard to any election made with respect to, or distribution schedule applicable to, amounts attributable to the Participant’s previous employment. For this purpose, a distribution election only with respect to the Plan Benefit attributable to the additional service that is made by the Participant no later than the last day of the calendar year immediately preceding the first calendar year in which such Plan Benefit accrues or such earlier date as specified by the Committee shall be treated as the initial distribution election under Section V.(b) with respect to such Plan Benefit. A Participant who has incurred a Separation from Service without terminating his or her employment relationship with the Company shall be considered to be reemployed for purposes of this Section VII.(i) when the Participant begins to actually perform services for the Company, and any amounts allocated with respect to the Participant prior to such time shall be attributable to his or her previous employment.
     (j) Excess Plan/Top-Hat Plan Status. To the extent that the ESIP-RP provides a benefit in excess of the limitations on contributions and benefits imposed by section 415 of the Code, the ESIP-RP is intended to be an “excess benefit plan” within the meaning of section 3(36) of ERISA, that is an unfunded deferred compensation program. Otherwise, the ESIP-RP is intended to be an unfunded deferred compensation program that is maintained “for a select group of management or highly compensated employees” as set forth in Title I of ERISA. The ESIP-RP shall be implemented, administered and interpreted in a manner consistent with this intention.
     (k) Successors and Assigns. The ESIP-RP shall be binding upon the Corporation, its Successors and Assigns. Notwithstanding that the ESIP-RP may be binding upon a Successor or Assign by operation of law, the Corporation shall also require any Successor or Assign to expressly assume and agree to be bound by the ESIP-RP in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.
     (l) 409A Compliance. This ESIP-RP is intended to comply with section 409A of the Code and shall be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, in the event there is a failure to comply with section 409A of the Code (or the regulations thereunder), the Committee shall have the discretion to accelerate the time or form of payment of a Participant’s Plan Benefit, but only to the extent of the amount required to be included in income as a result of such failure.
     (m) Choice of Law. The ESIP-RP shall be administered, construed and governed in accordance with ERISA, the Code, and, to the extent not preempted by ERISA, by the laws of the State of California, but without regard to its conflict of law rules. Notwithstanding the foregoing, domestic relations orders and the Section II.(y) definition of Misconduct shall be subject to the jurisdiction’s law that would otherwise be applicable, but without regard to that particular jurisdiction’s conflict of laws rules.

SECTION VIII. CHANGE IN CONTROL.
     Notwithstanding any other provisions of the ESIP-RP to the contrary, the provisions of this Section VIII. shall apply during the Benefit Protection Period.
     (a) Restrictions on Amendments During Benefit Protection Period. Notwithstanding Section VII.(h), except to the extent required to comply with applicable law, no amendment of the ESIP-RP (other than an amendment to reduce or discontinue future allocations under the ESIP-RP after the end of the Benefit Protection Period) that is executed or first becomes effective during the Benefit Protection Period shall:
          (1) Deprive any individual who is a Participant on the Benefit Protection Period Commencement Date or immediately prior to a Change in Control of coverage under the ESIP-RP as constituted at the time of such amendment;
          (2) Deprive any individual who is a Beneficiary with respect to an individual who is a Participant on the Benefit Protection Period Commencement Date or immediately prior to a Change in Control of any benefit to which he or she is entitled on the Benefit Protection Period Commencement Date or may become entitled during the Benefit Protection Period;
          (3) Reduce the amount of benefits provided under the ESIP-RP below the benefits provided under the ESIP-RP on the day prior to the Benefit Protection Period Commencement Date;
          (4) Amend Sections II (c), II (d), II (f), II (ii), VII.(k), or VIII. of the ESIP-RP; or
          (5) Terminate the ESIP-RP.
     (b) Exception to Section VIII.(a). Section VIII.(a) shall not apply to the extent that (i) the amendment or termination of the ESIP-RP is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (ii) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. For purposes of this Section VIII., approval shall mean written approval (by a person or entity within the Corporation having the authority to do so) of such amendment or termination.
     (c) Restrictions on Certain Actions Prior to or Following, a Change in Control. Notwithstanding any contrary provisions of the ESIP-RP and except to the extent required to comply with applicable law, (i) any amendment or termination of the ESIP-RP which is executed or would otherwise become effective prior to a Change in Control at the request of a third party who effectuates a Change in Control shall not be an effective amendment or termination of the ESIP-RP during the Benefit Protection Period; and (ii) the ESIP-RP shall not be amended at any time if to do so would adversely affect the rights derived under the ESIP-RP from this

Section VIII. of any individual who is a Participant during the Benefit Protection Period or a Beneficiary with respect to a Participant during the Benefit Protection Period. Furthermore, following a Change in Control, no person shall take any action that would directly or indirectly have the same effect as any of the prohibited amendments listed in Section VIII.(a).
     (d) ESIP Restoration Benefit. Each of a Participant’s Stock Units shall be converted to a dollar amount immediately after a Change in Control in an amount equal to the greater of (i) the highest price per share of Chevron Stock (the “Shares”) paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest closing price of a Share as reported on the New York Stock Exchange, Inc. Composite Transaction Report during the ninety-day period ending on the date of a Change in Control. Thereafter deemed earnings shall be added to the unpaid portion of the total dollar amount of the Participant’s Plan Benefit as if such amounts were invested in the Vanguard Prime Money Market Fund. If for any reason such fund ceases to exist, earnings shall be determined based upon the earnings rate associated with the successor to such fund.
     (e) Distribution of Plan Benefits. A Change in Control shall not affect the time and form of distributions under the Plan.
     (f) Establishment of a Trust. Notwithstanding anything contained in the ESIP-RP to the contrary, nothing herein shall prevent or prohibit the Corporation from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the ESIP-RP.
     (g) No Forfeitures. During the Benefit Protection Period, a Participant’s ESIP-RP Benefit shall not be subject to forfeiture under any circumstances.
     (h) Miscellaneous.
          (1) The provisions of the ESIP-RP shall be deemed severable and the validity or enforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
          (2) The Corporation’s obligation to make the payments and provide the benefits provided for in the ESIP-RP and otherwise to perform its obligation hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Participant or others.
          (3) No provision of the ESIP-RP may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and the Corporation. No waiver by either party hereto at any time of breach by the other party hereto of, or compliance with, any condition or provision of this ESIP-RP to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

SECTION IX. GRANDFATHERED PROVISIONS.
Notwithstanding any provision of the main text of the ESIP-RP, any provision in an Appendix shall supersede any contrary provision herein unless the Appendix specifically states to the contrary.
SECTION X. EXECUTION.
     Approved by the Board at a meeting held on December 10, 2008 and effective January 1, 2009 and executed pursuant to the Board’s delegation.

By	/s/ Robert J. Eaton	Date	December 10, 2008

APPENDIX A
to the
CHEVRON CORPORATION ESIP RESTORATION PLAN
(As Amended and Restated as of January 1, 2009)
This Appendix A applies to a Participant’s Grandfathered Amount.
Section I. Applicable Provisions. The provisions of the ESIP-RP which were in effect on July 1, 2002 [the “July 1, 2002 ESIP-RP”, a copy of which is Appendix A to the Chevron Corporation ESIP Restoration Plan (as Amended and Restated as of July 1, 2006)], as modified by this Appendix A, shall govern a Participant’s Grandfathered Amount.
Section II. Distribution Form Elections. The phrase “No later than 30 days after the date the Employee ceases to be an Employee” in Section 4(b)(i) of the July 1, 2002 ESIP-RP is hereby replaced with “On or prior to the last day of the Quarter in which the Participant incurs a Separation from Service”.
Section III. Valuation of Stock Units/Determination of Installment Payments. The amount of the cash payment attributable to any Account to which Stock Units are credited shall be determined by dividing the number of such Stock Units credited to the Participant’s Account as of the first business day of the Quarter in which the distribution is made by the number of annual payments remaining to be made, and by converting the resulting number of Stock Units to a cash amount by multiplying such number of Stock Units by the average daily trade price for the Chevron stock fund within the ESIP as of the first business day of the Quarter which includes the date payment is made under the ESIP-RP.

APPENDIX B
to the
CHEVRON CORPORATION ESIP RESTORATION PLAN
(As Amended and Restated as of January 1, 2009)
This Appendix B applies to a Participant who incurred a Separation from Service between January 1, 2005 and December 31, 2008 and has an undistributed accrued benefit under the ESIP-RP on January 1, 2009.
Section I. Form of Distribution. The Plan Benefit of a Participant who incurred a Separation from Service between January 1, 2005 and December 31, 2008 shall be paid in accordance with
(i)	the Participant’s election in effect on December 31, 2008 or, if no election was in effect on December 31, 2008, the default distribution form specified in Section 4(a) of the Chevron Corporation ESIP Restoration Plan (Amended and Restated as of July 1, 2006) (the “2006 Plan”), and

(ii)	Section 4(e) of the 2006 Plan, if applicable.
Section II. Changes to Time and Form of Distribution. The time and form of distribution may be changed only as permitted under the provisions of the main text of the ESIP-RP; except that the reference to “ten (10) or fewer approximately equal annual installments” shall be replaced with “fifteen (15) or fewer approximately equal installments” for a Participant who incurred a Separation from Service between January 1, 2005 and December 31, 2005.